Exhibit 23
Consent of KPMG LLP

                             INDEPENDENT AUDITORS' CONSENT

Board of Directors
Carolina First Bancshares, Inc.


We consent to the incorporation by reference in the Registration Statements (No. 33-63390) on Form S-3, (No. 33-43037) on Form S-8 and (No. 333-73221) on Form
S-8, of Carolina First Bancshares, Inc., of our report dated January 18, 2000 relating to the consolidated balance sheets of Carolina First Bancshares, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, included in the December 31, 1999 Annual Report on Form 10-K of Carolina First Bancshares, Inc.




                                                                    /S/KPMG LLP




Charlotte, North Carolina
March 30, 2000